Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com Press Release FOR RELEASE: September 14, 2026 Julie K. Streich Joins Apogee Enterprises’ Board of Directors MINNEAPOLIS, MN, September 14, 2026 – Apogee Enterprises, Inc. (Nasdaq: APOG), a leading provider of architectural building products and services, as well as high-performance coated materials used in a variety of applications, announced today that its Board of Directors has elected Julie K. Streich as an independent director and appointed her to the Audit Committee of the Board, effective September 11, 2026. “Following a comprehensive search, we are delighted to welcome Julie to the Board,” said Mark Pompa, Lead Director of Apogee. “Julie brings significant public-company board, financial, operational and governance experience, including her current service as a director and Audit Committee Chair of Schneider National and her prior service as a public-company chief financial officer. Her background and experience will be valuable additions to the Board as we continue to execute our strategy and create long-term shareholder value.” “We are pleased to welcome Julie to Apogee’s Board of Directors,” said Don Nolan, Chief Executive Officer and Executive Chair of Apogee. “Julie’s extensive finance, capital allocation, investor relations and strategic leadership experience will provide valuable perspectives as Apogee continues to execute its long-term strategy. I look forward to working with her and benefiting from her insights and expertise.” About Julie K. Streich Ms. Streich served as Chief Financial Officer of Barnes Group Inc. from 2021 until her retirement in March 2026 and served as Interim Chief Executive Officer from March 2022 to July 2022. Prior to joining Barnes Group, she served as Senior Vice President, Finance Operations for Centrica Plc from 2019 to 2020 and as Vice President, Global Planning and Analytics from 2017 to 2019. Earlier in her career, Ms. Streich held several leadership positions with Direct Energy, a U.S.-based subsidiary of Centrica, including Chief Financial Officer of Direct Energy Home, Vice President of Corporate Finance and Chief Financial Officer of Direct Energy Residential. Since 2023, Ms. Streich has served on the Board of Directors of Schneider National, Inc., where she currently serves as Chair of the Audit Committee. She earned a Bachelor of Arts degree in Economics and Spanish from Ripon College and an MBA in International Business from the University of Texas at San Antonio. EXHIBIT 99.1

Apogee Enterprises, Inc. Page 2 Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com About Apogee Enterprises, Inc. Apogee Enterprises, Inc. (Nasdaq: APOG) is a leading provider of architectural building products and services, as well as high-performance coated materials used in a variety of applications. Headquartered in Minneapolis, MN, our portfolio of industry-leading products and services includes architectural glass, windows, curtainwall, storefront and entrance systems, integrated project management and installation services, and high-performance coatings that provide protection, innovative design, and enhanced performance. For more information, visit www.apog.com. Contact: Jeremy Steffan Vice President, Investor Relations & Communications 952.346.3502 ir@apog.com